EXHIBIT 99.1

RELEASE        NEWS RELEASE        NEWS RELEASE         NEWS RELEASE        NEWS

[LOGO OF AMERICAN EXPRESS COMPANY]                   American Express Company
                                                     American Express Tower
                                                     World Financial Center
                                                     New York, N.Y. 10285-4805

                                           Contact:  Judy Tenzer
                                                     (212) 640-0555
                                                     judy.g.tenzer@aexp.com

FOR IMMEDIATE RELEASE


                    AMERICAN EXPRESS COMPANY ELECTS TWO NEW
                                 BOARD MEMBERS

NEW YORK, January 26, 2007 -- American Express today announced that Richard C. Levin, President of Yale University and Ronald A. Williams, Chairman, President and Chief Executive Officer of Aetna, Inc., have been elected to the Board of Directors of American Express Company.

Kenneth I. Chenault, Chairman and Chief Executive Officer, American Express, said: "We are fortunate to add such accomplished leaders from business and academia to our board. Each has an outstanding record of accomplishment and brings with him the kind of management experience and judgment that will be valuable assets to our board and the Company."

Mr. Levin, 59, has been Yale's President since 1993. Previously, he chaired the economics department and served as dean of Yale's Graduate School of Arts and Sciences. Mr. Levin is a director of the William and Flora Hewlett Foundation and Satmetrix.

Mr. Levin received his B.A. degree from Stanford University and studied politics and philosophy at Oxford University where he earned a Bachelor of Letters degree. He received his Ph.D. from Yale University and holds honorary degrees from Harvard, Princeton, Oxford, and Peking universities.

Mr. Williams, (age), joined Aetna in 2001 as Executive Vice President and Chief of Health Operations. He was named CEO and President in February 2006 and Chairman of the Board in October 2006. Mr. Williams is a trustee of The Conference Board and the Connecticut Science Center Board. He serves on the Massachusetts Institute of Technology Sloan School Dean's Advisory Council and is a member of the Alfred P. Sloan Management Society. Mr. Williams is a graduate of Roosevelt University and holds an M.S. degree in Management from MIT's Sloan School of Management.

American Express Company (www.americanexpress.com) is a leading global payments, network and travel company founded in 1850.


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